Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-80605 of German American Bancorp on Form S-8 of our report dated November 10, 2008 on the financial statements of the German American Bancorp Employee Stock Purchase Plan for the year ended August 16, 2008 included in this Annual Report on Form 11-K.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

November 10, 2008
Louisville, Kentucky